Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286625

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 8 DATED FEBRUARY 18, 2026

TO THE PROSPECTUS DATED JUNE 26, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated June 26, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to “we”, “us”, or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose the transaction price for each class of our common stock sold in our current public offering as of March 1, 2026;

•	to disclose the calculation of our January 31, 2026 net asset value (“NAV”) per share/unit for all share/unit classes;

•	to provide an update on the status of our current public offering (the “Offering”); and

•	to otherwise update the Prospectus.

March 1, 2026 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of March 1, 2026 (and repurchases, if applicable, as of February 28, 2026) is as follows:

Transaction Price (per share)
Class S	$21.1616
Class D	$21.2585
Class I	$21.0537
Class F-I	$20.9825
Class A-I	$21.5491
Class A-III	$21.4932

The transaction price for each of our Class S shares, Class D shares, Class I shares, Class F-I shares, Class A-I shares and Class A-III shares is equal to such class’s NAV per share as of January 31, 2026. A detailed presentation of the NAV per share/unit is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price, if applicable, for each share class equals the transaction price of such class.

January 31, 2026 NAV Per Share

NAV per share is calculated in accordance with the valuation guidelines approved by our board of directors. Our NAV per share is posted on our website at https://gwms.apollo.com/realtyincomesolutions and is made available on our toll-free, automated telephone line at 888-926-2688. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. The Adviser is ultimately responsible for determining our NAV.

Our total NAV presented in the following tables includes the NAV of our Class S shares, Class D shares, Class I shares, Class F-I shares, Class A-I shares, Class A-III shares, Class E shares and units of ARIS Operating Partnership L.P. (the “Operating Partnership”) held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of January 31, 2026 ($ and shares/units in thousands):

Components of NAV	January 31, 2026
Investments in real estate	$775,202
Investments in real estate debt	1,261,872
Cash and cash equivalents	37,914
Restricted cash	2,936
Other assets	7,898
Mortgage notes at fair value, net of deferred financing costs	(154,204)
Secured debt arrangements, net	(325,219)
Other liabilities	(32,778)
Accrued performance participation allocation	(33)
Management fee payable	(1,187)

Net asset value	$1,572,401

Number of outstanding shares/units	73,144

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of January 31, 2026 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share/Unit	Class S Shares	Class D Shares	Class I Shares	Class F-I Shares	Class A-I Shares	Class A-III Shares	Class E Shares(1)	Third- party Operating Partnership Class A-I Units(2)	Third- party Operating Partnership Class E Units(2)	Total
Net asset value	$282	$106	$30,357	$31,296	$461,465	$897,621	$23,339	$122,864	$5,071	$1,572,401
Number of outstanding shares/units	13	5	1,442	1,492	21,415	41,762	1,079	5,702	234	73,144

NAV per share/unit as of January 31, 2026	$21.1616	$21.2585	$21.0537	$20.9825	$21.5491	$21.4932	$21.6362	$21.5491	$21.6362	$21.4973

(1)	Class E shares of our common stock are offered to certain of Apollo’s affiliates and employees and our directors in one or more private placements.
(2)	Includes the units of the Operating Partnership held by parties other than the Company.

Consistent with our disclosure in the Prospectus regarding our NAV calculation, our investments in real estate and real estate debt are initially valued at cost. Once we establish new values for our real estate investments, we provide information on key assumptions used in the discounted cash flow methodology and a sensitivity analysis related thereto. The valuations of our real properties as of January 31, 2026, excluding certain newly acquired properties that are held at cost which we believe reflects the fair value of such properties, were provided by the independent valuation advisor in accordance with our valuation procedures. Certain key assumptions that were used by the independent valuation advisor in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property types where we have multiple real estate investments. Once we own more than one retail property, provided that each has been subject to an independent valuation by the independent valuation advisor, we will include the key assumptions for such property type.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	7.5%	6.3%
Multifamily	7.1%	5.3%

A change in these assumptions or factors would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Industrial Investment Values	Multifamily Investment Values
Discount rate	0.25% Decrease	+2.07%	+1.96%
(weighted average)	0.25% Increase	(2.02)%	(1.92)%
Exit Capitalization Rate	0.25% Decrease	+2.24%	+3.13%
(weighted average)	0.25% Increase	(2.07)%	(2.85)%

Our total NAV presented in the following tables includes the NAV of our Class S shares, Class D shares, Class I shares, Class F-I shares, Class A-I shares, Class A-III shares, Class E shares and units of the Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of December 31, 2025 ($ and shares/units in thousands):

Components of NAV	December 31, 2025
Investments in real estate	$774,276
Investments in real estate debt	1,206,847
Cash and cash equivalents	58,492
Restricted cash	2,903
Other assets	58,097
Mortgage notes at fair value, net of deferred financing costs	(154,162)
Secured debt arrangements, net	(348,110)
Other liabilities	(53,873)
Accrued performance participation allocation	(389)
Management fee payable	(1,167)

Net asset value	$1,542,914

Number of outstanding shares/units	71,822

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of December 31, 2025 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share/Unit	Class S Shares	Class D Shares	Class I Shares	Class F-I Shares	Class A-I Shares	Class A-III Shares	Class E Shares(1)	Third- party Operating Partnership Class A-I Units(2)	Third- party Operating Partnership Class E Units(2)	Total
Net asset value	$257	$105	$29,851	$31,508	$456,023	$876,036	$22,149	$122,240	$4,745	$1,542,914
Number of outstanding shares/units	12	5	1,418	1,502	21,177	40,788	1,024	5,677	219	71,822

NAV per share/unit as of December 31, 2025	$21.1616	$21.2574	$21.0534	$20.9796	$21.5335	$21.4781	$21.6199	$21.5335	$21.6199	$21.4824

(1)	Class E shares of our common stock are offered to certain of Apollo’s affiliates and employees and our directors in one or more private placements.
(2)	Includes the units of the Operating Partnership held by parties other than the Company.

Status of Our Current Public Offering

We are currently offering on a continuous basis up to $5.0 billion in shares of common stock, consisting of up to $4.0 billion in shares in our primary offering and up to $1.0 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued in the Offering approximately (i) 13,275,852 shares of our common stock (consisting of approximately 10,307,395 Class A-III shares, 2,592,633 Class A-I shares, 368,322 Class I shares, and 7,502 Class S shares) in our primary offering for total proceeds of approximately $284.3 million and (ii) 348,645 shares of our common stock (consisting of approximately 73,008 Class A-III shares, 256,375 Class A-I shares, 8,013 Class F-I shares, 11,036 Class I shares, 138 Class D shares and 75 Class S shares) pursuant to our distribution reinvestment plan for a total value of approximately $7.5 million. No other classes of shares were issued or sold in the Offering as of the date hereof. As of January 31, 2026, our aggregate NAV was approximately $1.6 billion. We intend to continue selling shares in the Offering on a monthly basis.

Updates to the Prospectus

Suitability Standards

The following supersedes and replaces the disclosure under “Suitability Standards – Alabama Investors” on page i of the Prospectus:

Purchasers residing in Alabama must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000 or (b) a net worth of at least $350,000. An Alabama purchaser’s aggregate investment in us and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of their investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). For purposes of the Alabama suitability standard, (i) “liquid net worth” is defined as that portion of net worth consisting of cash, cash equivalents, and readily marketable securities and (ii) “direct participation programs” means REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended.

Portfolio Update

We are providing an update regarding our portfolio composition as of December 31, 2025. The portfolio metrics set forth below are based on fair value as of such date.

Appendix B: Form of Subscription Agreement

Appendix B of the Prospectus is superseded and replaced in its entirety with the following:

APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(1) YOUR INVESTMENT

A. Investment

Investment Amount $ ______

☐ Initial Investment ($2,500 minimum initial investment)

☐ Subsequent Purchase ($500 minimum per transaction)

B. Investment Method

☐ By wire: Please wire funds according to the instructions below.

Name: Apollo Realty Income Solutions, Inc.
Bank Name: UMB Bank, N.A.
ABA: 1010-0069-5
DDA: 9872586654

☐ By mail: Attach a check to this Subscription Agreement. Make all checks payable to: Apollo Realty Income Solutions, Inc.*

☐ Broker-Dealer/Registered Investment Advisor will make payment on your behalf

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or traveler's checks are not accepted.*

C. Share Class Selection *(required)*

☐ SHARE CLASS S ☐ SHARE CLASS I ☐ SHARE CLASS A-I**

☐ SHARE CLASS D ☐ SHARE CLASS F-I** ☐ SHARE CLASS A-III**

*** Available through designated intermediaries as described in the Prospectus.*

(2) OWNERSHIP TYPE

(Select Only One)

Taxable Account Type

Brokerage Account Number ______

☐ Individual or Joint Tenant With Rights of Survivorship

☐ Transfer on Death *(Optional Designation. See Section 3.C)*

☐ Tenants in Common

☐ Community Property

☐ Uniform Gift/Transfer to Minors

State of ______

☐ Trust *(Include Certification of Investment Powers Form)*

☐ Corporation/Partnership/Other *(Corporate Resolution or Partnership Agreement Required)*

☐ Estate

Non-Taxable Account Type

Custodian Account Number ______

☐ IRA

☐ Roth IRA

☐ SEP IRA

☐ Simple IRA

☐ Pension/Profit Sharing Plan *(Include Certification of Investment Powers Form)*

☐ 401K

☐ Rollover IRA

☐ Inherited IRA

☐ Other ______

Custodian Information *(To Be Completed By Custodian)*

Custodian Name ______

Custodian Tax ID # ______

Custodian Phone # ______

Custodian Stamp Here

Entity Name – Retirement Plan/Trust/Corporation/Partnership/Other

Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3.A and 3.B

Entity Name ______ Tax ID Number ______ Date of Trust ______ Exemptions *(See Form W-9 instructions at www.irs.gov)* ______

Entity Address ______

Entity Type *(Select one. Required)*

☐ *Retirement Plan* ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership ☐ Other ______

Jurisdiction (if Non-U.S.) ______ *(Attach a completed applicable Form W-8)*

Exempt payee code (if any) ______

Exemption from FATCA reporting code *(if any)* ______

The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the "Shares") of Apollo Realty Income Solutions, Inc. ("ARIS") set forth below. ARIS is externally managed by its adviser, ARIS Management, LLC, which is an affiliate of the sponsor, Apollo Global Management, Inc. (together with its subsidiaries, "Apollo").

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APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(3) INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*

*(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)*

FIRST NAME ______ (MI) ______ LAST NAME ______

SOCIAL SECURITY NUMBER/TAX ID ______ DATE OF BIRTH (MM/DD/YYYY) ______ DAYTIME PHONE NUMBER ______

RESIDENTIAL STREET ADDRESS ______ CITY ______ STATE ______ ZIP ______

EMAIL ADDRESS ______

If you are a non-U.S. citizen, please specify your country of citizenship *(required)*:

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W-8BEN, Rev. Oct. 2021)* ______ Country of Citizenship

If you are an Apollo employee, officer, director, affiliate, or an Immediate Family Member thereof,[1] please select one below *(required)*:

☐ Apollo employee or Immediate Family Member ☐ ARIS officer or director or Immediate Family Member ☐ Apollo affiliate or Immediate Family Member ☐ Not Applicable

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Executor/Co-Authorized Signatory Information, if applicable.)*

(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)

FIRST NAME ______ (MI) ______ LAST NAME ______

SOCIAL SECURITY NUMBER/TAX ID ______ DATE OF BIRTH (MM/DD/YYYY) ______ DAYTIME PHONE NUMBER ______

RESIDENTIAL STREET ADDRESS ______ CITY ______ STATE ______ ZIP ______

EMAIL ADDRESS ______

If you are a non-U.S. citizen, please specify your country of citizenship *(required)*:

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W-8BEN, Rev. Oct. 2021)* ______ Country of Citizenship

If you are an Apollo employee, officer, director, affiliate, or an Immediate Family Member thereof,[1] please select one below *(required)*:

☐ Apollo employee or Immediate Family Member ☐ ARIS officer or director or Immediate Family Member ☐ Apollo affiliate or Immediate Family Member ☐ Not Applicable

C. Transfer on Death Beneficiary Information

(Individual or Joint Account with rights of survivorship only.) Not available for Louisiana residents. (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

FIRST NAME	(MI)	LAST NAME	SSN	DATE OF BIRTH (MM/DD/YYYY)		%
					☐ PRIMARY ☐ SECONDARY	%
					☐ PRIMARY ☐ SECONDARY	%
					☐ PRIMARY ☐ SECONDARY	%
					☐ PRIMARY ☐ SECONDARY	%

Custodian/Guardian (required for a minor Beneficiary, cannot be same as Investor or Co-Investor): ______

1 "Immediate Family Member" means the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or mother-, father-, son-, daughter-, brother-, or sister in-law of an officer or director, and includes adoptive relationships.

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APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(4)

CONTACT INFORMATION *(If different than provided in Section 3.A)*

EMAIL ADDRESS

MAILING STREET ADDRESS | CITY | STATE | ZIP

(5)

INTERESTED PARTY INFORMATION *(For mailed statements)*

FIRST NAME | (MI) | LAST NAME | DAYTIME PHONE NUMBER

RESIDENTIAL STREET ADDRESS | CITY | STATE | ZIP

(6)

SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTIONS *(Select only one)*

Please read entire section carefully.

A. If you are **NOT** a resident of **Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Tennessee, Vermont or Washington,** you are automatically enrolled in our Distribution Reinvestment Plan. If you do **NOT** wish to be enrolled in our Distribution Reinvestment Plan, and you instead elect to receive cash distributions, check this box and complete the information in Section 6.B: ☐

If you are a resident of any of the states listed above, you are **NOT** automatically enrolled in our Distribution Reinvestment Plan. If you wish to enroll in our Distribution Reinvestment Plan, check this box: ☐

You will receive cash distributions if you are **NOT** enrolled in the Distribution Reinvestment Plan. If you are **NOT** enrolled in the Distribution Reinvestment Plan, please complete Section 6.B to indicate how you prefer to receive your cash distributions.

B. Complete the section below **ONLY** if you are **NOT** participating in the Distribution Reinvestment Plan and you instead have elected above to receive cash distributions.

For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.

1. ☐ Cash/Check Mailed to the address set forth above *(Available for Non-Custodial Investors only.)*

2. ☐ Cash/Check Mailed to Third Party/Custodian *(Available for Non-Custodial Investors only.)*

NAME/ENTITY NAME/FINANCIAL INSTITUTION | MAILING ADDRESS

CITY | STATE | ZIP | ACCOUNT NUMBER *(Required)*

3. ☐ Cash/Direct Deposit Attach a pre-printed voided check. *(Available for Non-Custodial Investors only.)*

I authorize Apollo Realty Income Solutions, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Apollo Realty Income Solutions, Inc. in writing to cancel it. In the event that Apollo Realty Income Solutions, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

FINANCIAL INSTITUTION NAME | MAILING ADDRESS | CITY | STATE | ZIP

YOUR BANK'S ABA ROUTING NUMBER | YOUR BANK ACCOUNT NUMBER

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

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APOLLO

Apollo Realty
Income Solutions, Inc.
Subscription Agreement

(7)

ELECTRONIC DELIVERY FORM
(Optional)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Apollo Realty Income Solutions, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

Please initial to consent to electronic delivery [ ]

EMAIL (If blank, the email provided in Section 4 or Section 3.A will be used.)

(8)

SUBSCRIBER SIGNATURES

Apollo Realty Income Solutions, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/ taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Apollo Realty Income Solutions, Inc. may not be able to open your account. By signing this Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Apollo Realty Income Solutions, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

8.A. Please Note: All Items in this Section 8.A. must be read and initialed	INVESTOR	CO-INVESTOR
I have received a copy of the final Prospectus.	INITIALS	INITIALS
I have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of $250,000, or (ii) a minimum net worth (as previously described) of $70,000 and a minimum annual gross income of $70,000.	INITIALS	INITIALS
In addition to the general suitability requirements described above, I meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS."	INITIALS	INITIALS
I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.	INITIALS	INITIALS
I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.	INITIALS	INITIALS
I am purchasing the Shares for my own account.	INITIALS	INITIALS
I understand that the transaction price per Share at which my investment will be executed will be made available on Apollo Realty Income Solutions, Inc.'s website at www.gwms.apollo.com/realtyincomesolutions and in a prospectus supplement filed with the SEC, available at www.sec.gov.	INITIALS	INITIALS

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APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(8)

SUBSCRIBER SIGNATURES
(Continued)

	INVESTOR	CO-INVESTOR
I understand that my subscription request will not be accepted before the later of (i) two business days before the first business day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase Shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Apollo Realty Income Solutions, Inc.'s toll-free, automated telephone line, (888) 926-2688.	INITIALS	INITIALS

8.B. If you live in any of the following states, please read the following carefully: Alabama, Arkansas, California, Idaho, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee, Vermont, and Washington. For the purpose of the suitability standards below, unless otherwise indicated, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

	INVESTOR	CO-INVESTOR
If I am **NOT** a resident of **Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Tennessee, Vermont, or Washington,** I acknowledge that I will be automatically enrolled in the Distribution Reinvestment Plan unless I elect in Section 6 of this Subscription Agreement to receive my distributions in cash.	INITIALS	INITIALS
If I am an **Alabama** resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000 or (b) a net worth of at least $350,000. In addition, my aggregate investment in Apollo Realty Income Solutions, Inc. and other non-traded direct participation programs shall not exceed 10% of my liquid net worth at the time of investment in Apollo Realty Income Solutions, Inc. This concentration limit does not apply to investments made through the Distribution Reinvestment Plan nor to an investor who is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. For purposes of Alabama's suitability standard, (i) "liquid net worth" is defined as that portion of net worth consisting of cash, cash equivalents, and readily marketable securities and (ii) "direct participation programs" means REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended.	INITIALS	INITIALS
If I am a **California** resident and I am not an "accredited investor" as defined in Regulation D under the Securities Act, as amended, my investment in Apollo Realty Income Solutions, Inc. may not exceed 10% of my liquid net worth.	INITIALS	INITIALS
If I am an **Idaho** resident, I have either (a) a liquid net worth of $85,000 and an annual gross income of $85,000 or (b) a liquid net worth of $300,000.	INITIALS	INITIALS
If I am an **Iowa** resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) may not exceed 10% of my net worth.	INITIALS	INITIALS
If I am a **Kansas** resident, I understand that the Securities Commissioner of Kansas recommends that Kansas investors limit their aggregate investment in Apollo Realty Income Solutions, Inc. and other similar investments to not more than 10% of their liquid net worth.	INITIALS	INITIALS
If I am a **Kentucky** resident, my investment in Apollo Realty Income Solutions, Inc. and its affiliated non-publicly traded REITs may not exceed 10% of my liquid net worth.	INITIALS	INITIALS
If I am a **Maine** resident, I acknowledge that the Maine Office of Securities recommends that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth.	INITIALS	INITIALS
If I am a **Massachusetts** resident, I have (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000; or (b) a minimum liquid net worth of $350,000. In addition, the total investment in us, our affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of an investor's liquid net worth. For purposes of Massachusetts' suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that consists of cash, cash equivalents and readily marketable investments.	INITIALS	INITIALS
If I am a **Missouri** resident, my investment in Apollo Realty Income Solutions, Inc. may not exceed 10% of my liquid net worth.	INITIALS	INITIALS
If I am a **Nebraska** resident, and I am not an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded REITs may not exceed 10% of my net worth.	INITIALS	INITIALS
If I am a **New Jersey** resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my total investment in Apollo Realty Income Solutions, Inc., and its affiliates, and other non-publicly traded direct investment programs (including REITs, business development	INITIALS	INITIALS

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APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(8)

SUBSCRIBER SIGNATURES
(Continued)

companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my liquid net worth. For purposes of New Jersey's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

New Jersey investors are advised that Class S and Class D shares are subject to upfront selling commissions, a stockholder servicing fee, and/or a dealer manager fee. Because the purchase price for the Class S and Class D shares is the transaction price plus applicable upfront fees, the upfront fees may reduce such share's purchase price that is available to Apollo Realty Income Solutions, Inc. for investment and other capital needs. Also, the stockholder servicing fees may reduce the amount of distributions, and the fees could result in a reduction in the NAV of the Class S and Class D shares if distributions are declared in an amount less than the stockholder servicing fees.

	INVESTOR	CO-INVESTOR
If I am a **New Mexico** resident and I am not an "accredited investor" as defined by Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, I must limit my investment in Apollo Realty Income Solutions, Inc., its affiliates and other non-traded REITs to 10% of my liquid net worth.	INITIALS	INITIALS
If I am a **North Dakota** resident, I have a net worth of at least 10 times my investment in Apollo Realty Income Solutions, Inc.	INITIALS	INITIALS
If I am an **Ohio** resident, my investment in Apollo Realty Income Solutions, Inc. and other non-traded real estate investment programs may not exceed 10% of my liquid net worth. For purposes of Ohio's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities. This condition also does not apply to purchasers who meet the definition of an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.	INITIALS	INITIALS
If I am an **Oregon** resident and I am not an "accredited investor" as defined by Regulation D under the Securities Act of 1933, as amended, my investment in Apollo Realty Income Solutions, Inc. may not exceed 10% of my liquid net worth. For purposes of Oregon's suitability standard, "liquid net worth" is defined as an investor's total assets (excluding home, home furnishings, and automobiles) minus total liabilities.	INITIALS	INITIALS
If I am a **Pennsylvania** resident, my investment in Apollo Realty Income Solutions, Inc. may not exceed 10% of my net worth.	INITIALS	INITIALS
If I am a **Puerto Rico** resident, my investment in Apollo Realty Income Solutions, Inc, its affiliates and other non-traded REITs may not exceed 10% of my liquid net worth. For purposes of Puerto Rico's suitability standard, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	INITIALS	INITIALS
If I am a **Tennessee** resident and I am not an "accredited investor" as defined in 17 C.F.R. § 230.501, my investment in Apollo Realty Income Solutions, Inc. may not exceed 10% of my net worth.	INITIALS	INITIALS
If I am a **Vermont** resident and I am not an "accredited investor" as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. If I am an "accredited investor" as defined in 17 C.F.R. § 230.501, I am not subject to the limitation described in this paragraph. For purposes of Vermont's suitability standard, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.	INITIALS	INITIALS

For purposes of the acknowledgments above, an affiliate of Apollo Realty Income Solutions, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Apollo Realty Income Solutions, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Apollo Realty Income Solutions, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Apollo Realty Income Solutions, Inc., including any partnership in which Apollo Realty Income Solutions, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Apollo Realty Income Solutions, Inc.

In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.

I declare that the information supplied above is true and correct and may be relied upon by Apollo Realty Income Solutions, Inc. I acknowledge that the Broker-Dealer/Registered Investment Advisor (Broker-Dealer/Registered Investment Advisor of record) indicated in Section 9 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Registered Investment Advisor of record at any time by contacting Apollo Realty Income Solutions, Inc. at the number indicated below.

PAGE 6 OF 10

(0226-13)

APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(8)

SUBSCRIBER SIGNATURES
(Continued)

SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (required for U.S. investors):

Under penalties of perjury, I certify that:

(1) The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and

(4) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

SIGNATURE OF INVESTOR ______ DATE ______ SIGNATURE OF CO-INVESTOR OR CUSTODIAN (If applicable) ______ DATE ______

(9a)

REGISTERED REPRESENTATIVE
(Please complete ONLY if you are a Registered Representative otherwise skip to Section 9b.)
BROKER DEALER
(Required information for sales made directly through a broker dealer. If the shares are being purchased through an RIA, please complete Section 9b instead.)

Please note that unless previously agreed to in writing by Apollo Realty Income Solutions, Inc., all sales of securities must be made through a Broker-Dealer or an RIA. This Section 9a must be completed for shares being purchased directly through a broker dealer. If the shares are being purchased through a Registered Investment Advisor, please complete Section 9b of this Subscription Agreement instead.

The Registered Representative must sign below to complete the order. Registered Representative hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor's legal residence.

BROKER DEALER ______ REGISTERED REP ______

ADVISOR MAILING ADDRESS ______

CITY ______ STATE ______ ZIP ______

FIRM CRD NUMBER ______ REP NUMBER ______ TELEPHONE NUMBER ______

E-MAIL ADDRESS ______ FAX NUMBER ______

OPERATIONS CONTACT NAME ______ OPERATIONS CONTACT E-MAIL ADDRESS ______

The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned Registered Representative represents and certifies that, if the investor is a "retail customer" as defined in Regulation Best Interest, (i) the undersigned has a reasonable basis to believe that (a) a purchase of Shares would be in the best interest of the investor based upon the investor's investment profile and the potential risks, rewards, and costs associated with such an investment and (b)(i) the undersigned has not placed its interests or those of the Registered Representative ahead of the interest of the investor in recommending such investment and (ii) undersigned and the Registered Representative have complied with any applicable enhanced standard of conduct, including but not limited to, the other requirements of Regulation Best Interest in relation to the proposed purchase of Shares. The undersigned Registered Representative further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

REGISTERED REP SIGNATURE ______ DATE ______ BRANCH MANAGER SIGNATURE (If required by Broker-Dealer) ______ DATE ______

PAGE 7 OF 10

(0226-13)

APOLLO

Apollo Realty
Income Solutions, Inc.
Subscription Agreement

(9b)

INVESTMENT ADVISOR REPRESENTATIVE/ RIA INFORMATION

(Required information for sales made through an RIA. If the shares are being purchased directly through a broker dealer, please complete Section 9a instead.)

The Investment Advisor Representative ("Representative"), on behalf of the Representative and the Registered Investment Advisor firm ("RIA"), must sign below to complete the order. A principal or other authorized signatory of RIA must also sign if required by RIA. Representative hereby warrants that Representative is duly licensed and authorized to execute this Subscription Agreement on behalf of Representative and RIA, and may lawfully provide investment advice regarding the shares in the state designated as the investor's legal residence.

RIA FIRM

INVESTMENT ADVISOR REPRESENTATIVE NAME

MAILING ADDRESS

CITY

STATE

ZIP

IARD NUMBER (if known)

RIA NUMBER

TELEPHONE NUMBER

E-MAIL ADDRESS

FAX NUMBER

OPERATIONS CONTACT NAME

OPERATIONS CONTACT E-MAIL ADDRESS

The undersigned confirm by their signature, on behalf of the Representative and RIA, that Representative and RIA: (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have verified, if other than individual ownership, that the individual executing on behalf of the investor is properly authorized and identified; (iii) have discussed such investor's prospective purchase of shares with such investor; and (iv) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares.

The Representative and RIA are not authorized or permitted to give, and represents that they have not given to a prospective investor, any information or any representation concerning the shares except (i) as set forth in the prospectus, as amended and supplemented, and (ii) any sales literature which has been approved in advance in writing by ARIS (such information, the "Supplemental Information"). The Representative represents that Representative has not used or will not use any unapproved materials related to ARIS. The Representative has delivered a copy of the prospectus, and all amendments and supplements thereto, to each investor to whom an offer is made prior to or simultaneously with the first solicitation and that investor received such documentation at least five (5) business days prior to investor's execution of this Subscription Agreement. The Representative and RIA represent that it has not shown or given to the investor any material marked "RIA only," "For Financial Advisor Use Only" or otherwise bearing a legend denoting that it is not to be shared with or given to prospective investors.

The Representative and RIA hereby agree to, and shall, indemnify and hold harmless ARIS, its respective affiliates, and any trustees, officers, partners, employees or agents of the foregoing (collectively, "Apollo Affiliates"), against any and all direct or third-party claims, losses, damages, or liabilities, joint or several, including but not limited to any claims, losses, damages, or liabilities relating to or regarding the suitability of the investment for the investor, whether or not the investment was in the best interest of the investor, and/or any claims relating to statements made by the RIA to the investor with respect to the purchase of shares or otherwise with respect to ARIS (including any investigative, legal, and other costs and expenses reasonably incurred in connection with, and any amounts paid in settlement of any action, suit, proceeding, or legislative or regulatory inquiry) (collectively "Claims"), for which any of the Apollo Affiliates may become subject, to the extent that such Claims arise out of or are based upon: (i) the Representative or RIA's fraud, willful default, or negligence; or (ii) the Representative or RIA's (a) violation of applicable law or regulation, (b) misrepresentation to the investor(s), (c) breach of any warranty or representation of the Representative or RIA herein, or (d) failure to fulfill any covenant or agreement of the Representative or RIA contained herein.

The Representative and RIA shall not be liable under the indemnification provisions of this Subscription Agreement with respect to a party or other person entitled to indemnification hereunder (the "Indemnified Party") unless such Indemnified Party shall have notified the Representative and RIA in writing within a reasonable time after notice giving information of the nature of the claim shall have been received by such Indemnified Party, but failure to notify the Representative or RIA of any such claim shall not relieve the Representative or RIA from any liability that it may have to the Indemnified Party against whom such claim is made, except to the extent that the failure to notify results in the failure of actual notice to the Representative or RIA and such indemnifying party is materially damaged by being unable effectively to defend such claim solely as a result of failure to give or delay in giving such notice. In case an action is brought directly against the Indemnified Party, or the Indemnified Party becomes directly involved in the action, the Representative or RIA will be entitled to participate, at their own expense, in the defense thereof. The Representative and RIA also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party in its reasonable judgment. After notice from the Representative or RIA to the Indemnified Party of the Representative's or RIA's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Representative or RIA will not be liable to such party under this Subscription Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Representative or RIA and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the RIA and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between or among them. Neither the Representative nor the RIA shall be liable for any settlement of any proceeding effected without its written consent but if settled with such consent, the Representative and RIA agree to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement. The RIA may settle any Claim covered by indemnification hereunder, provided such settlement involves solely the payment of money and a complete and total release from said Claim. A successor by law of the Indemnified Parties shall be entitled to the benefits of the indemnification contained in this Subscription Agreement.

PAGE 8 OF 10

(0226-13)

APOLLO

Apollo Realty
Income Solutions, Inc.
Subscription Agreement

(9b)

INVESTMENT ADVISOR REPRESENTATIVE/ RIA INFORMATION
(Required information for sales made through an RIA. If the shares are being purchased directly through a broker dealer, please complete Section 9a instead.)
(Continued)

The RIA represents that it is properly licensed and presently registered as an investment Advisor under the Investment Advisers Act of 1940, as amended, and has complied with registration or notice filing requirements of the appropriate regulatory agency of each state in which the RIA has clients or is exempt from such registration requirements. The Representative and RIA represent that each is in compliance with all the applicable requirements imposed upon it under (a) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state and federal laws and regulations applicable to the activities of the Representative or RIA pursuant to this Subscription Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC; and (d) this Subscription Agreement and the prospectus as amended and supplemented. The RIA agrees to comply with the record-keeping requirements imposed by federal and state laws, including those records related to suitability and to make the suitability records available to ARIS upon request.

The Representative and RIA represent that the investor meets the suitability and financial qualifications set forth in Section 8 of this Subscription Agreement and the prospectus, as amended and supplemented, and is a person who is eligible to purchase the applicable class of shares as described in the prospectus, as amended and supplemented. The Representative and RIA have reasonable grounds to believe that the purchase of shares by the investor is a suitable and appropriate investment for such investor. In making this determination, the RIA has reasonable grounds to believe that the investor: (a) can reasonably benefit from an investment in ARIS based on the prospective investor's overall investment objectives and portfolio structure; (b) is able to bear the economic risk of the investment based on the prospective investor's overall financial situation; and (c) has apparent understanding of (1) the fundamental risks of the investment, (2) the risk that the investor may lose the entire investment, (3) the lack of liquidity of the shares, (4) the restrictions on transferability of the shares, (5) the tax consequences of the investment, and (6) the background and qualifications of ARIS's external advisor. The Representative and RIA have made this determination on the basis of information it has obtained from the investor, including at least the age, investment objectives, investment experiences, income, net worth, financial situation, and other investments of the prospective investor, as well as any other pertinent factors. The Representative and RIA represent further that they have conducted, or have directed an agent or the account custodian to conduct on the RIA's behalf, all necessary due diligence and "know your customer" checks on the investor in order to comply with any and all applicable laws, rules, and regulations including, but not limited to, the USA Patriot Act of 2001, the Bank Secrecy Act, regulations or orders issued by the Office of Foreign Asset Control at the Department of the Treasury, and any other applicable anti-money laundering laws, rules, or regulations.

With respect to any use by the Representative and RIA of electronic delivery of the prospectus and Supplemental Information and electronic signature of the Subscription Agreement, the Representative and RIA represent and warrant that each will comply with (a) all applicable rules, regulations and guidelines issued by the SEC, the North American Securities Administrators Association, Inc. (NASAA) and individual state securities administrators and any other applicable laws or regulations and guidelines; and (b) the Electronic Signatures in the Global and National Commerce Act and the Uniform Electronic Transactions Act, to the extent applicable, as adopted in each applicable jurisdiction and any other applicable laws.

The undersigned represents that the shares will be purchased through the RIA listed above. RIA and ARIS acknowledge that if RIA and ARIS have executed an RIA Selling Agreement for the offering of shares of ARIS, then such agreement shall supersede any conflicting representations contained herein in this Section 9b.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

INVESTMENT ADVISOR REPRESENTATIVE SIGNATURE ______________________

DATE __________

PRINCIPAL OR OTHER RIA AUTHORIZED SIGNATORY SIGNATURE

(if required by RIA) ______________________

PAGE 9 OF 10

(0226-13)

APOLLO

Apollo Realty Income Solutions, Inc. Subscription Agreement

(10) MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Apollo Realty Income Solutions, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 8 above, they are asked to promptly notify Apollo Realty Income Solutions, Inc. and the investor's Broker-Dealer or RIA, as applicable, in writing. The Broker-Dealer or RIA, as applicable, may notify Apollo Realty Income Solutions, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in Section 8 above, and Apollo Realty Income Solutions, Inc. may rely on such notification to terminate such investor's participation in the Distribution Reinvestment Plan.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business prior to the first business day of the month (unless waived). You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Apollo Realty Income Solutions, Inc.

Return the completed Subscription Agreement to:

Regular Mail To:
Apollo Realty Income Solutions, Inc.
PO Box 219049
Kansas City, MO 64121

Overnight To:
Apollo Realty Income Solutions, Inc.
801 Pennsylvania Ave, Suite 219049
Kansas City, MO 64105-1307

Email To:
arisapollo@sscinc.com

Apollo Realty Income Solutions, Inc. Investor Relations: (888) 926-2688

PAGE 10 OF 10

(0226-13)